Mail Stop 7010

      October 3, 2005


Mr. Thomas Leitnaker
Chief Financial Officer
East Kansas Agri-Energy, LLC
P.O. Box 225
210 1/2 East 4th Ave.
Garnett, KS  66032

	RE:	Form 10-KSB for the fiscal year ended December 31, 2004
		Forms 10-QSB for the quarters ended March 31 and June
30,
2005
		File No. 333-96703

Dear Mr. Leitnaker:

      We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Jeffrey Gordon, Staff Accountant, at
(202) 551-3866 or, in his absence, Al Pavot, Staff Accountant, at
(202) 551-3738.

							Sincerely,


							Nilima Shah
							Accounting Branch Chief
??

??

??

??






UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE